FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES AGREEMENT TO SELL A CONTROLLING INTEREST TO PNBK HOLDINGS

Up to $50 Million Investment to Provide Regulatory and Growth Capital to the Second Largest Commercial Bank Headquartered in Connecticut

STAMFORD, CT – December 17, 2009 – Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”) announced today that it has signed a definitive agreement with operating financier, Michael Carrazza, whereby Mr. Carrazza, through PNBK Holdings LLC, (“Holdings”) (an entity controlled by Carrazza), will acquire a substantial controlling interest in Patriot National Bancorp, Inc., the parent company of Patriot National Bank (“Patriot”).  With assets of $937 million as of September 30, 2009, Patriot operates from 19 branch locations in affluent towns in southern Connecticut and New York.

Holdings will invest up to $50 million to purchase approximately 33.3 million newly issued shares of common stock of PNBK, representing nearly 88% of the fully diluted common stock of PNBK.

Mr. Carrazza stated: “Our investment objective is to provide capital necessary to maintain regulatory requirements and to position Patriot for long-term sustainable growth, asset diversification and superior performance for shareholders.  Patriot’s geographic footprint includes a collection of some of the wealthiest communities in the country, representing a stable, affluent client base along the Fairfield County coastline, Westchester County and New York City. Patriot provides an attractive platform that will benefit from our capital, operational support and growth objectives.”

“The combination of additional capital, operating expertise and experienced additions to the team will assist Patriot in achieving its future goals,” said Angelo De Caro, Chairman of PNBK.  “Most importantly, greatly enhanced regulatory capital contemplated in the transaction will strengthen our position and allow us to stay focused on serving our customers.”

Contingent terms of the agreement also provide for a Special Loan Recovery Dividend (“SLRD”) designed by Carrazza to provide existing PNBK shareholders with the potential for additional consideration based upon actual recovery on assets charged off on its books as of June 30, 2009 and recovered by June 30, 2011.  The SLRD would be paid in stock equal to 100% for the first $1 million of recoveries and 50% thereafter, valued at the greater of $1.50 per share or 75% of the share’s book value at time of distribution.  There is no assurance Patriot will recover on any of these loans, and this dividend feature is conditional upon, among other things, structural satisfaction and approvals by all governmental agencies.

Holdings is seeking approval to become a bank holding company and aggregating investment from its minority investors which are expected to include private investors, family offices and institutions.  Mr. Carrazza reported that “we have assembled a team of seasoned banking specialists, operational strategists, executive management and former FDIC regulatory advisors to augment the Bank’s existing management and to assist in the restoration of shareholder value.”  Upon closing, Mr. Carrazza is expected to become Chairman of PNBK.

Holdings expects to complete fund raising in the first quarter of 2010.  Closing of the transaction is expected to occur no later than May 31, 2010, subject to the completion of funding, PNBK shareholder approval and regulatory approvals.  PNBK expects to hold a shareholders’ meeting in the first quarter of 2010.

Advisors to Mr. Carrazza on the transaction include KPMG LLP, Robinson & Cole LLP and Skadden, Arps, Slate, Meager & Flom.  Advisors to PNBK include Hinckley, Allen & Snyder, LLP and Sandler O’Neill & Partners, L.P.

Patriot National Bancorp, Inc.
Patriot National Bancorp, Inc. (NASDAQ: PNBK), operates as the holding company for Patriot National Bank, which provides consumer and commercial banking services to individuals, small and medium-sized businesses and professionals.  Its deposit products include checking accounts, NOW accounts, money market accounts, time certificates of deposit, savings accounts, individual retirement accounts and health savings accounts.  The bank's lending portfolio comprises commercial mortgage and construction loans; working capital loans; equipment loans; real estate loans, including home mortgages, home improvement loans, bridge loans, and home equity lines of credit; other personal loans, such as lines of credit, installment loans, and credit cards; commercial loans, including secured and unsecured loans to service companies, real estate developers, manufacturers, restaurants, wholesalers, retailers, and professionals; and residential mortgage loans.  Currently, the bank operates 19 branches in Darien, Fairfield, Greenwich, Milford, Norwalk, Old Greenwich, Southport, Stamford, Stratford, Trumbull, Westport and Wilton, CT; Bedford and Scarsdale, New York and Manhattan’s West Side. Patriot National Bank was founded in 1994 and the Bancorp was founded in 1999.

This press release is not proxy soliciting material and shareholders of Patriot should rely exclusively on definitive proxy materials to be sent to them in the future when considering how to vote on this transaction.

This press release also does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The stock will be issued in a private placement transaction under Regulation D of the Securities Act of 1933 and has not been nor will it be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an application exemption from the registration requirements.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, statements regarding the ability of PNBK Holdings LLC to complete the proposed investment described herein and receipt of the requisite regulatory approvals of that investment.  In addition, we set forth certain risks in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on 10-Q filed thereafter, which could cause actual results to differ from those projected.  We undertake no obligation to update such forward-looking statements except as required by law.

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Media Contact:

Patriot National Bancorp, Inc.
Charles F. Howell
President & Vice Chairman
203.252.5920
chowell@pnbk.com

Robert F. O’Connell
Senior Executive Vice President & CFO
203.252.5926
boconnell@pnbk.com

Fran Del Valle on behalf of PNBK Holdings
212.717.5499
frances.delvalle@influencecentral.com